Exhibit 99.1

Magellan Announces Plans for Two UK Wells in 2014

DENVER, June 3, 2014 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced plans for two exploration wells to be drilled during 2014 within the Company's license areas in the UK. The Company's partner Angus Energy ("Angus") has announced plans to spud in July 2014 an exploration well on the Horse Hill prospect located within the Petroleum Exploration and Development License ("PEDL") 137 area. Angus will carry 100% of Magellan's costs for this well, after which the Company will retain a 35% working interest in the well and the PEDL. Later in 2014, the Company plans to fund its 50% share of a well to be drilled by its partner Celtique Energie ("Celtique") at Broadford Bridge, located within the license area of PEDL 234.

Both wells will be drilled vertically and completed without the use of hydraulic fracturing and ultimately target conventional Triassic gas plays. However, during drilling, Magellan will have the opportunity to core and log various shale and tight formations in the Cretaceous and Jurassic sections of the Weald Basin.

The Weald Basin, which is located southwest of London, underlays substantially all of Magellan's 347,000 gross (162,000 net) acres of exploration and development licenses in the UK. Three of these licenses, PEDLs 231, 234, and 243, which the Company co-owns equally with Celtique, cover the depocenter of the basin. A map delineating the Company’s acreage position can be found at www.magellanpetroleum.com/operations/united-kingdom. On May 23, 2014, the British Geological Survey ("BGS"), in association with the UK Department of Energy and Climate Change ("DECC"), publicly released a report (the "BGS Report") on the hydrocarbon resource potential of the Jurassic shale formations in the Weald Basin. The BGS Report estimated that a combined total of between 2.2 billion and 8.6 billion barrels of oil are in place in five shale formations within the basin, with a median estimated quantity of oil in place of 4.4 billion barrels. The BGS Report did not study or assess the hydrocarbon resource potential of tight formations.

J. Thomas Wilson, President and CEO of Magellan, commented, "The median estimate of 4.4 billion barrels of liquid resource in the Weald is, in our opinion, a very encouraging target. Magellan believes that this figure may be supplemented with additional resources contained in tight formations present between the thick shale packages of the Jurassic and Cretaceous sections. The two wells planned in 2014, in addition to providing us exposure to attractive conventional plays, will provide invaluable data for validating the BGS's findings on the shale formations and our expectations for the tight formations."

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: whether the BGS Report accurately estimates the hydrocarbon resource potential of the Weald Basin; the potential of hybrid plays, tight rock formations, and conventional Triassic plays in the Weald Basin; the value of our UK acreage position; the success of coring and logging programs; the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Manager, Investor Relations
720.484.2404
IR@magellanpetroleum.com